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                                                                   EXHIBIT 23.5

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the inclusion in this registration statement on Form S-1 of our report dated January 16, 1999 with respect to the Financial Statements of Direct Medical Knowledge, Inc., for the period from May 24, 1995 (date of incorporation) to December 31, 1995, and of our report dated February 7, 1997, except for Note 1(J), Note 3 and Note 5 as to which the date is January 16, 1999 with respect to the Financial Statements of Direct Medical Knowledge, Inc. for the year ended December 31, 1996.

We also consent to the references to our report under the caption "Experts."

                                            /s/ Berg & Company

January 27, 1999
San Francisco, California